Exhibit 99.1

Company Contact:	Media Contacts:
Andrew Wiseman, Ph.D.	Shellie M. Roth
Sr. Director of Investor Relations	President
La Jolla Pharmaceutical Company	Investor Relations Partners, Inc.
858-646-6615	973-535-8389
andrew.wiseman@ljpc.com	roth@irpartners.com
LA JOLLA PHARMACEUTICAL COMPANY
REPORTS FIRST QUARTER FINANCIAL RESULTS
SAN DIEGO, MAY 3, 2007 — La Jolla Pharmaceutical Company (Nasdaq: LJPC) reported a net loss for the first quarter ended March 31, 2007 of $11.9 million, or $0.36 per share (on 32.7 million weighted-average shares), compared to a net loss of $10.9 million, or $0.33 per share (on 32.5 million weighted-average shares), for the same period in 2006.
Research and development expenses increased to $10.4 million for the three months ended March 31, 2007 from $7.9 million for the same period in 2006. The increase was primarily attributable to increased activity in the Phase 3 clinical trial of Riquent®, including related drug production expenses.
General and administrative expenses decreased to $2.0 million for the three months ended March 31, 2007 from $3.7 million for the same period in 2006. The decrease was primarily due to a decrease in termination benefits, mainly severance for the former Chairman and Chief Executive Officer, recorded in the first quarter of 2006 and a decrease in the use of general corporate consulting and outside professional services.
Cash, cash equivalents and short-term investments as of March 31, 2007 were $33.2 million compared to $42.9 million as of December 31, 2006. Subsequently, in April 2007, the Company received net proceeds of approximately $38.0 million from the sale of a total of 6.7 million shares of its common stock.
La Jolla Pharmaceutical Company is dedicated to improving and preserving human life by developing innovative pharmaceutical products. The Company’s leading product in development is Riquent®, which is designed to treat lupus renal disease by preventing or delaying renal flares. Lupus renal disease is a leading cause of sickness and death in patients with lupus. The Company has also developed small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The NASDAQ Global Market under the symbol LJPC. More information about the Company is available on its Web site: http://www.ljpc.com.
The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus (“lupus”), and any other drug candidate that we may develop, including the results of any trials or models that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our previous Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to its secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or any other country, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will sufficiently demonstrate the safety and efficacy of Riquent. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties or the validity or enforceability of our intellectual property rights, including the ability of the recently issued European composition of matter patent to survive any opposition proceedings. Additional risk factors include the uncertainty and timing of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; the availability of sufficient financial resources, timely supply of drug product for clinical trials; our ability to pass all necessary regulatory inspections; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2006, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.
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La Jolla Pharmaceutical Company
     Condensed Consolidated Financial Statements (in thousands except per share amounts)
Summary of Operations

	Three Months Ended
	March 31,
	(Unaudited)
	2007	2006

Research and development expenses	$10,375	$7,890
General and administrative expenses	1,980	3,725

Total expenses	12,355	11,615

Loss from operations	(12,355)	(11,615)

Interest income, net	485	747

Net loss	$(11,870)	$(10,868)

Basic and diluted net loss per share	$(0.36)	$(0.33)

Shares used in computing basic and diluted net loss per share	32,737	32,480

Balance Sheet Information

	March 31,	December 31,
	2007	2006
	(Unaudited)
Assets
Cash, cash equivalents, and short-term investments	$33,207	$42,909

Other assets	5,887	6,616

Total assets	$39,094	$49,525

Liabilities and Stockholders’ Equity
Liabilities	$6,518	$6,436

Stockholders’ equity	32,576	43,089

Total liabilities and stockholders’ equity	$39,094	$49,525